Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. Announces

Issuance of $23.25 Million in New Convertible Senior Notes

in Exchange for $36.08 Million of Existing Convertible Senior

Subordinated and Subordinated Notes

Exchange retired $12.83 million in existing current 2008 convertible notes and extended the maturity to 2011 on an additional $23.25 million in 2008 convertible notes

December 12, 2007 Seattle—Cell Therapeutics, Inc. (“CTI” or the “Company”) (NASDAQ and MTAX: CTIC) today announced that it issued approximately $23.25 million of its new 5.75% Convertible Senior Notes (the “New Notes”) due 2011 and 5,459,574 shares of its common stock, no par value (the “Common Stock”) in exchange for approximately $10.5 million of its outstanding 5.75% Convertible Senior Subordinated Notes due 2008 (the “Senior Subordinated Notes”) and approximately $25.6 of its outstanding 5.75% Convertible Subordinated Notes due 2008 (the “Subordinated Notes”). The New Notes and Common Stock were issued in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). Approximately $19.8 million in Senior Subordinated Notes and Subordinated Notes remain outstanding and mature in June 2008.

The New Notes bear interest at 5.75% per annum and are convertible for shares of CTI common stock at the rate of 333.33 shares per $1,000 principal amount of New Notes, which is equivalent to an initial conversion price of approximately $3.00 per share. The New Notes rank equal in right of payment with all existing and future senior indebtedness of CTI, including the Corporation’s 6.75% Convertible Senior Notes due 2010 and 7.5% Convertible Senior Notes due 2011, and rank senior in right of payment to the Corporation’s currently outstanding Senior Subordinated Notes, Subordinated Notes and 4% Convertible Senior Subordinated Notes due 2010.

The New Notes and the Common Stock to be issued pursuant to the exchange agreement have not been registered under the Securities Act or any state securities laws. The New Notes and the Common Stock issued pursuant to the exchange agreement and the common stock issuable upon conversion of the New Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state laws.

-more-

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. The risks and uncertainties that the company continues to have approximately $19.8 million of convertible notes due in June 2008 as well a significant amount debt outstanding in future years and will need to raise additional capital to fund its operations in 2008 as well as include the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q. Except as may be required by Italian law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Media Contact:

Cell Therapeutics, Inc.

Dan Eramian

T: 206.272.4343

C: 206.854.1200

Susan Callahan

T: 206.272.4472

F: 206.272.4434

E: media@ctiseattle.com

www.cticseattle.com/media.htm

Investors Contact:

Cell Therapeutics, Inc.

Leah Grant

T: 206.282.7100

F: 206.272.4434

E: invest@ctiseattle.com

www.cticseattle.com/investors.htm